Exhibit 99.1

Contact:	Douglas J. Glenn Executive Vice President, General Counsel and Chief Operating Officer Hampton Roads Bankshares (757) 217-3634

A. Dwight Utz President and Chief Executive Officer ECB Bancorp (252) 925-5509

HAMPTON ROADS BANKSHARES ANNOUNCES AGREEMENT TO SELL

SEVEN NORTH CAROLINA BRANCHES TO ECB BANCORP

Norfolk, Virginia and Engelhard, North Carolina, July 14, 2011: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that Bank of Hampton Roads has entered into a definitive agreement with The East Carolina Bank, the wholly-owned subsidiary of ECB Bancorp, Inc. (NASDAQ: ECBE) (“ECB”). Under the Agreement, The East Carolina Bank will purchase all deposits and selected assets associated with seven Gateway Bank branches in North Carolina: Preston Corners, Plymouth, Roper, Chapel Hill, Falls of Neuse, Lake Boone and Wilmington. As of June 30, 2011, deposits in these branches totaled $195 million. Under the terms of the agreement, Bank of Hampton Roads expects to close the Roper branch and consolidate its accounts into the Plymouth branch prior to the completion of this sale.

John A.B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer, said, “With the agreement to sell these branches, we continue to make good progress on our plan to improve our operating efficiency and profitability by focusing on our strong community banking franchise in our core markets.”

A. Dwight Utz, President and Chief Executive Officer of ECB, said, “We are delighted to have the opportunity to capitalize on strategic opportunities such as the purchase of these branches, which significantly expands the geographic footprint of ECB. We believe the Raleigh, Chapel Hill and Plymouth markets will provide strong support for continued organic growth within North Carolina. We are looking forward to serving the customers and communities in these new branch markets.”

The sale is expected to be completed in the fourth quarter of 2011, subject to regulatory approval and customary closing conditions. The terms of the transaction were not disclosed.

The Company was advised by Sandler O’Neill & Partners, L.P. on this transaction. ECB was advised by Janney Montgomery Scott LLC.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about whether the sale of certain deposits and assets of the Company occur as planned and the closing of the Roper branch, or the timing of such transactions. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, those factors addressed in the Company’s most recent prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on June 15, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates forty-six banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

About ECB Bancorp

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The bank provides a full range of financial services through its 25 offices covering eastern North Carolina from Currituck to Ocean Isle Beach and Greenville to Hatteras. The bank also provides mortgages, insurance services through the bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The holding company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.myecb.com (which is not a part of this press release).

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